EXHIBIT 10.4

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT made as of the 3rd of July 2007 (the “Agreement”), between Orthovita Inc., a Pennsylvania corporation, with offices at 77 Great Valley Parkway, Malvern, Pennsylvania 19355 (the “Company”) and Maarten Persenaire (“Employee”).

WHEREAS, the Company shall increase the salary and annual bonus opportunity for Employee effective July 3, 2007; and

NOW THEREFORE, in consideration of such salary and bonus opportunity increase, and the mutual covenants and agreements herein contained, the parties, intending to be legally bound, hereto agree as follows:

1. Restrictive Covenants

(a) Non-Competition. During the term of Employee’s employment with the Company, which commenced April 15, 1999 (the “Term”), and for the 9- month period beginning on the date the Employee’s employment terminates, for any reason (the “Restriction Period”), the Employee hereby agrees that he will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity which designs, manufactures, sells, licenses or markets any technologies or competing products of the Company or any of its subsidiaries or affiliates, or would otherwise conflict with the Employee’s employment by the Company. Such products and technologies include those products and technologies which the Company or any of its subsidiaries or affiliates has developed, manufactured, sold, licensed or marketed or, at the time of termination of Employee’s employment, may be in the process of developing, manufacturing, selling, licensing or marketing.

(b) Non-Solicitation and Non-Hire of Company Personnel. During the Term and for the Restriction Period, the Employee hereby agrees that he will not, either directly or through others, hire or attempt to hire, any current or former employee of the Company, or solicit or attempt to solicit any current or former employee, consultant or independent contractor of the Company to change or terminate his, her or its relationship with the Company or otherwise to become an employee for or of any other person or business entity, unless more than twelve months shall have elapsed between the last day of such person’s employment or service with the Company and the first date of such solicitation or hiring or attempt to solicit or hire.

(c) Non-Solicitation of Customers. During the Term and for the Restriction Period, the Employee hereby agrees that he will not, either directly, through others or on behalf of third parties, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during the Term.

(d) Non-Disparagement. Employee agrees that Employee will not disparage the Company, its subsidiaries and parents, and their respective officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement.

(e) Proprietary Information. At all times during the Term and at all times thereafter, the Employee will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with the Employee’s work for the Company, or unless the Company expressly authorizes such disclosure in writing or disclosure is required by law or in a judicial or administrative proceeding, in which event the Employee shall promptly notify the Company of the required disclosure and assist the Company if it determines to resist the disclosure. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities and partners, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(f) Invention Assignment. The Employee agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company (“Work Product”) belong to the Company. The Employee will promptly disclose such Work Product to the Company’s Chief Executive Officer (“CEO”) or Board of Directors (“Board”) and perform all actions reasonably requested by the CEO or the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

(g) Return of Company Property. Upon termination of the Employee’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, the Employee will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Employee’s possession, under the Employee’s control or to which the Employee may have access. The Employee will not reproduce or appropriate for the Employee’s own use, or for the use of others, any property, Proprietary Information or Company inventions.

2. Legal and Equitable Remedies. Because the Employee’s services are personal and unique and the Employee has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company, and because any breach by the Employee of any of the restrictive covenants contained in Section 1 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 1 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 1. The Employee agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Employee will not assert or contend that any of the provisions of Section 1 are unreasonable or otherwise unenforceable. The Employee irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

3. Miscellaneous.

(a) Governing Law. The rights of the Company under this Agreement are in addition to, not in lieu of, the rights afforded to it by law, which shall in no way be affected hereby. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of laws provisions thereof.

(b) Binding Agreement; Assignment. This Agreement shall inure to the benefit of and becoming binding upon the Company, its successors and assigns, and Employees, his or her heirs, executors, administrators and legal representatives; provided, however, that the obligations of Employee hereunder may not be delegated.

(c) Amendment Headings. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and may not be changed or terminated orally. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(d) Waiver. No waiver by any party of any breach of any term hereof shall be construed as a waiver of any subsequent breach of that term or any other term of the same or of a different nature.

(e) Notices. Any notices of other communications given pursuant to this Agreement shall be in writing and shall be deemed given when delivered or mailed in any general or branch office of the United States Postal Service by registered or certified mail, return receipt requested, to the parties’ respective addresses set forth in this Agreement. Either party to this Agreement may change the aforesaid address by notice to the other party hereto given in the manner prescribed in this paragraph; provided, however, that notice of change of address will be effective only upon receipt.

(f) Severability. If any court of competent jurisdiction determines that it is not possible to construe any provision of this Agreement consistently with a law or public policy, and consequently holds that said provision is invalid, such holding shall in no way affect the validity of the other provisions of this Agreement.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ORTHOVITA INC.

By:	/s/ Antony Koblish	/s/ Maarten Persenaire, M.D.
President & CEO
Address:

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